UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 16, 2018

DPW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Shipyard Way, Newport Beach, CA 92663

 (Address of principal executive offices) (Zip Code)

(510) 657-2635

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Financing

On August 16, 2018 (the “Closing Date”), DPW Holdings, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with certain institutional investors (the “Investors”) providing for the issuance of (i) Secured Promissory Notes (the “Notes”) in the aggregate principal face amount of $1,212,000 due February 15, 2019, at an interest rate of eight percent (8%) per annum for which it received an aggregate of $1,010,000, and (ii) an aggregate of 400,000 shares of common stock to be issued by the Company, subject to approval of the NYSE American (the “Commitment Shares”), and be registered under the Securities Act of 1933, as amended, within fourteen (14) days after the date that the Securities and Exchange Commission shall have declared the Company’s presently filed registration statement on Form S-3 (File No. 333-226301) effective.

In connection with the SPA, the Company and Super Crypto Mining, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SCM”) and the Investors entered into a security and pledge agreement (the “Security Agreement”), pursuant to which the Investors were granted a springing security interest in SCM to secure the prompt payment, performance and discharge in full of all of the obligations under the Notes due to the Investors.

Description Secured Promissory Note

The Notes have an aggregate principal face amount of $1,212,000 and bear interest at 8% per annum. The Notes contain standard and customary events of default including, but not limited to, failure to make payments when due under the Notes, failure to comply with certain covenants contained in the Notes, or bankruptcy or insolvency of the Company. So long as no Event of Default (as defined in the Notes) exists, upon 10 days written notice to the Investors, the Company may prepay the full outstanding principal and accrued and unpaid interest at any time without penalty.

After the occurrence of any Event of Default that results in the eventual acceleration of the Notes, the interest rate on the Notes shall accrue at an additional interest rate equal to the lesser of one and one-half percent (1.5%) per month (eighteen percent (18.0%) per annum) or the maximum rate permitted under applicable law. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law.

The foregoing are only brief descriptions of the material terms of the SPA, the Notes, and the Security Agreement, the forms of which are attached hereto as exhibits to this Current Report on Form 8-K, and are incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Real Estate Transaction

On May 25, 2018 the Company announced its intention to participate in the construction of a hotel in New York City (the “Transaction”). On June 8, 2018, the Company entered into a limited partnership agreement, in which it agreed to become a limited partner in the partnership (the “NY Partnership”). The NY Partnership is a limited partner in the partnership that is responsible for the construction and related activities of the hotel. In connection with this transaction, DPW has agreed to finance a portion of the capital required by the NY Partnership. While the Company has already made an initial investment in the NY Partnership, given its intention to use the net proceeds from the financing discussed above as an additional capital contribution thereto, its commitment to participate in the Transaction has become material to it. The Company has made approximately $1,800,000 in capital contributions to the NY Partnership as of the date this Current Report. Subject to the occurrence of certain events and other conditions over which the Company has no control, it is required to make monthly capital contributions of $500,000 every thirty days until DPW’s commitment is funded in full, which is expected to occur in January 2020. If the Company fails to make a monthly contribution when due, then the other entities affiliated with the NY Partnership could potentially have the right to acquire fifty percent (50%) of the capital contributions that the Company will have made to the NY Partnership at that time.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02. The Commitment Shares described in this Current Report on Form 8-K were offered and sold to the Investors in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933 and, as applicable, Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Exhibits and Financial Statements.

(d)           Exhibits:

Exhibit No.	Description

4.1	Form of Secured Promissory Note
10.1	Form of Securities Purchase Agreement
10.2	Form of Security and Pledge Agreement
99..1	Press release dated August 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPW HOLDINGS, INC.

Dated: August 16, 2018	/s/ Milton C. Ault, III
Milton C. Ault, III Chief Executive Officer